Exhibit 99.2

Sovran Self Storage, Inc.
6467 Main St., Buffalo, NY   14221
(716) 633-1850

FOR IMMEDIATE RELEASE
 July 18, 2016

Sovran Self Storage, Inc. to Rebrand as Life Storage®
Buffalo, New York, July 18, 2016 - Sovran Self Storage, Inc., (NYSE:SSS), a self storage real estate investment trust (REIT), announced today that it will rebrand the 563 storage facilities it presently operates as "Uncle Bob's Self Storage®" to "Life Storage®".  The Company also plans to change its corporate name from "Sovran Self Storage, Inc." to "Life Storage, Inc." and its ticker symbol on the New York Stock Exchange from SSS to LSI.   These changes are expected to occur in mid-August, 2016.
"Life Storage is the perfect brand name for our Company and for our stores," said David Rogers, Chief Executive Officer.  "Our customers see us as an extension of their homes or businesses, where the environment is welcoming and their belongings are secure.  We've always operated with that in mind, but the Life Storage name brings it into focus – it's about the customer, not about us."
A rebranded Life Storage website — set to launch the week of August 8, 2016 — will depict the new Life Storage logo and feature the recently acquired 84 facilities originally branded as Life Storage.  It is expected that the cost of the rebranding, which primarily relates to replacement signage at each store and rewrapping the Company's fleet of rental trucks, will be approximately $22 million.
The rebranding of the existing Uncle Bob's Self Storage locations will commence in August and continue on a market-by-market basis into the second quarter of 2017.  As signs change and rebranding occurs in each area, the converted stores will be added to the Life Storage website. The existing website www.unclebobs.com will remain in operation until all stores are converted.
About Sovran Self Storage, Inc.
Sovran Self Storage, Inc. is an equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates approximately 650 self storage facilities in 29 states.  For more information, visit www.unclebobs.com/company.